UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2004

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	Telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation.
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

ITEM 9. Regulation FD Disclosure

On June 7, 2004, the Washington Utilities and Transportation Commission (Washington Commission) issued an order to Puget Energy’s subsidiary, Puget Sound Energy (PSE), denying PSE’s petition for reconsideration, and denying in part, and granting in part, PSE’s petition for and reconsideration and clarification of the Washington Commission order of May 23, 2004. PSE had filed its petition for reconsideration and clarification to address certain issues arising from the Washington Commission’s order of May 13, 2004, in which the Washington Commission determined that PSE did not prudently manage gas costs for the Tenaska electric generating plant and ordered PSE to adjust its Power Cost Adjustment (PCA) deferral account to reflect a one-time pre-tax disallowance of $25.6 million and established guidelines for future recovery of Tenaska costs.

In its order, the Washington Commission clarified the financial impact of the disallowance for costs relating to the return on PSE’s Tenaska regulatory asset in the PCA 1 and 3 periods. Those amounts will be a $25.6 million one-time disallowance for the PCA 1 period (July 1, 2002 to June 30, 2003), and an estimated pre-tax disallowance of $11.3 million for the PCA 3 period (July 1, 2004 to June 30, 2005), based upon applying the Washington Commission’s methodology of 50% disallowance on the return on the Tenaska regulatory asset due to costs exceeding the benchmark during the period. For the PCA 3 period, approximately $5.6 million would be disallowed in the period July 1, 2004 through December 31, 2004 for a cumulative pretax impact on earnings of $31.2 million in 2004 for the PCA 1 and 3 periods for PSE. While the Washington Commission did not expressly address the disallowance for the PCA 2 period ending June 30, 2004, as noted in paragraph 53 of the order, which is attached as Exhibit 99.1, PSE estimates the pre-tax disallowance for the PCA 2 period to be approximately $12.1 million if the Washington Commission were to follow the same methodology as they have ordered for the PCA 3 period. While PSE reserves the right to address the merits of any disallowance in its PCA compliance filing on the PCA 2 period to be made in the third quarter of 2004, PSE will record an additional accounting charge in the second quarter of 2004 for the 50% disallowance of the return on the Tenaska regulatory asset in accordance with the Washington Commission’s methodology discussed in their order of May 13, 2004. The total amount attributable to the disallowance for 2004 will be approximately $43.3 million pre-tax ($28.1 million after-tax or $0.28 per diluted share). Accordingly, Puget Energy (PSD), the holding company of PSE, will be adjusting guidance for 2004 from $1.50 — 1.60 per diluted share downward to $1.20 — 1.30 per diluted share. While disappointed in the Washington Commission’s ruling, PSE is pleased that the Washington Commission responded to PSE’s request for clarification and reconsideration so quickly and clarified a number of issues unrelated to Tenaska. PSE does not currently plan to appeal the Washington Commission’s order of June 7, 2004.

On May 18, 2004, Puget Energy and PSE jointly filed a Form 8-K disclosing that the Washington Commission issued an order in PSE’s power cost only rate case and that PSE was unable to determine the accounting ramifications of the Washington Commission’s actions, specifically how the PCA accounts would be impacted. The Form 8-K also disclosed that the Washington Commission ordered an increase in power cost rates of $44.1 million, which includes the costs of the Frederickson 1 generation plant acquisition that was approved in April 2004 and that PSE would seek clarification and reconsideration of parts of the Washington Commission’s order of May 13, 2004.

On April 7, 2004, the Washington Commission also issued an order approving PSE’s acquisition of the 49.85% share of Frederickson Power LP’s Frederickson 1 generation facility. In the order, the Washington Commission determined that the Frederickson 1 acquisition was prudently made at a reasonable cost. The costs associated with the acquisition, including projected baseline gas costs for the rate period were approved for recovery through rates.

ITEM 7. Exhibits

Exhibit 99.1	Washington Commission order dated June 7, 2004, Denying Petition for Reconsideration; Denying, in part, and Granting, in part, Petition for Clarification.

Statement Regarding Forward-Looking Statements
The Company is including the following cautionary statement in this Current Report on Form 8-K to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or on behalf of the Company. Words such as “anticipate,” “believe,” “expect,” “future,” and “intend” and similar expressions are used to identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed. More information regarding factors that potentially could affect the Company’s financial results is included in the Company’s most recent quarterly report on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

/s/ James W. Eldredge
James W. Eldredge
Corporate Secretary and Chief Accounting Officer

Date: June 10, 2004